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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G




                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )*



                             ARTHROCARE CORPORATION
                   -----------------------------------------
                               (NAME OF ISSUER)



                                  Common Stock

                   -----------------------------------------
                        (TITLE OF CLASS OF SECURITIES)




                                   043136100
                   -----------------------------------------
                                (CUSIP NUMBER)




*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                              Page 1 of 5 Pages

CUSIP NO.                                13G           PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Hira V. Thapliyal, Ph.D., ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    402,750
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   402,750
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          602,750*
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.79%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT

 CUSIP No. 928551 100                                         Page 3 of 5 Pages

ITEM 1.

       (a)   Name of Issuer: ArthroCare Corporation.

       (b)   Address of Issuer's Principal Executive Offices:

                 595 North Pastoria Avenue
                 Sunnyvale, CA 94086

ITEM 2.

       (a)   Name of Person Filing: Hira V. Thapliyal, Ph.D

       (b)   Address of Principal Business Office or, if none, Residence

                 595 North Pastoria Avenue
                 Sunnyvale, CA 94086

       (c)   Citizenship United States

       (d)   Title of Class of Securities: Common Stock

       (e)   CUSIP Number: 043136 100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

       (a)[ ] Broker or Dealer registered under Section 15 of the Act

       (b)[ ] Bank as defined in section 3(a)(6) of the Act

       (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act

       (d)[ ] Investment Company registered under Section 8 of the Investment Company Act.

       (e)[ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

       (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

       (g)[ ] Parent Holding Company, in accordance with Section
              240.13d-1(b)(ii)(G) (Note: See Item 7)

       (h)[ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

CUSIP No. 928551 10 0                                          Page 4 of 5 Pages

     (a)  Amount Beneficially Owned: 602,750*

     (b) Percent of Class: 6.79% (based on total outstanding shares at 12/31/97 of 8,868,746)

     (c)  Number of shares as to which such person has: 402,750

               (i)  sole power to vote or to direct the vote: 402,750
              (ii)  shared power to vote or to direct the vote: 0
             (iii)  sole power to dispose or direct the disposition of:
                    402,750
              (iv)  shared power to dispose or direct the disposition of: 0

*consists of (i) 200,000 shares held in trust for Dr. Thapliyal's minor children, over which Dr. Thapliyal does not have voting or dispositive power.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ]


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Inapplicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               Inapplicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               Inapplicable

CUSIP No. 928551 10 0                                          Page 5 of 5 Pages

    ITEM 10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes of effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 9, 1998
                                     ___________________________________________
                                                         Date

                                            /s/   ROBERT D. BROWNWELL
                                     ___________________________________________
                                                      Signature
                                     by: Robert D. Brownell Attorney-in-fact for
                                              Hira V. Thapliyal, Ph.D.

                                     ___________________________________________
                                                      Name/Title